Exhibit 10.2

Change in Control Agreement

1.1	Definition: For purposes of this Agreement, “Change of Control” means occurrence in a single transaction or in a series of related transactions of any one or more of the following events:

(a)	Any person (within the meaning of Section 13 (d) or 14(d) of the Securities Exchange action of 1934, as amended) other than Intevac, Inc. or a company, partnership or entity in which Intevac holds, directly or indirectly, at least a 50% equity interest (an “Intevac Entity”) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(b)	there is consummated a merger, consolidation or similar transactions involving (directly or indirectly ) the Company and not involving Intevac, Inc. or an Intevac, Inc. Entity, and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(c)	there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to (i) Intevac, Inc. or an Intevac Inc. Entity or (ii) any entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

1.2

Termination after a Change in Control. In the event that within twelve (12) months following a Change in Control, the Company terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below) (a Change in Control Termination), (a) the Company will provide you with severance in the amount of twelve (12) months of your then existing base salary, less payroll deductions and all required withholdings, paid either (at the Company’s discretion) in a lump sum or in a regular payments at equal intervals over a period of time not longer than twelve (12) months, and (b) all options (stock Options, Restricted Stock) held by you shall have their vesting accelerated such that all options (Stock Options, Restricted Stock) are fully vested and exercisable as of the date of the Change of Control Termination (the “Acceleration”). As a precondition of receiving the payments and benefits under this paragraph, you must first sign and allow to become effective a general release of claims in favor of the Company in a form acceptable to the Company. Notwithstanding the foregoing, you shall not be entitled to any of the payments and benefits under this paragraph upon the termination your employment with the company in connection with your becoming an employee of Intevac, Inc.

or an Intevac, Inc. Entity and the terms of this Section 1.2 with respect to the termination of your employment with the Company shall apply to your employment with Intevac Inc. or such Intevac Inc. Entity, mutatis mutandis.

1.3	Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (a) your indictment or conviction of any felony or crime involving moral turpitude or dishonesty; (b) your participation in any fraud against he company or its successor; (c) breach of your duties to the Company or its successor, including, without limitation, persistent unsatisfactory performance of job duties; (d) intentional damage to any property of the company or its successor; (e) willful conduct that is demonstrably injurious to the Company or its successor, monetarily or otherwise; (f) breach of any agreement with the Company or its successor, including your Proprietary information and Inventions Agreement; or (g) conduct by you that in the good faith and reasonable determination of the company demonstrates gross unfitness to serve. Physical or mental disability or death shall not constitute Cause hereunder.

1.4	Definition of “Good Reason”. For purposes of this Agreement, your voluntary termination of employment with the company will be considered a termination for “Good Reason” if you resign your employment because one of the following events occurs without your consent: (a) a reduction of your then existing annual base salary by more than ten percent (10%), unless the then existing base salaries of other executive officers of the Company are accordingly reduced; (b) a material reduction in the package of benefits and incentives, taken as a whole, provided to you (not including raising of employee contributions to the extent of any cost increases imposed by third parties), except to the extent that such benefits and incentives of the other executive officers of the Company are similarly reduced; (c) assignment to you of any duties or any limitation of your responsibilities substantially inconsistent with your position, duties, responsibilities and status with the company immediately prior to the date of the Change in Control; or (d) relocation of the principal place of your employment to a location that is more than sixty (60) miles from your principal place of employment immediately prior to the date of the Change of Control.

1.5

Limitation on Payments. If any payment or benefit you would receive pursuant to a Change in Control form the company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280Gof the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount, the “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on the after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Board approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of Acceleration; reduction of employee benefits. In the event that Acceleration is to be reduced, it shall be cancelled in the reverse order of the date of grant of your Options (i.e., earliest granted Option cancelled last) unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in control shall perform the foregoing calculations, if the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at the time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

2.0	General Provisions

2.1	Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal and enforceable consistent with the intent of the parties insofar as Possible.

2.2

Entire Agreement. This Agreement, together with the Proprietary Information and Inventions Agreement, constitutes the entire and exclusive agreement between you and the Company, and it supersedes any prior agreement, promise, representation, or statement, written or otherwise, between you and the Company with regard to this subject matter. It is entered into without reliance or any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in writing signed by you and a duly authorized officer of the Company.

2.3	Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the company and your and its respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

2.4	Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

To indicate your acceptance of the Company’s offer of employment, please sign and date this Agreement and Proprietary Information and Inventions Agreement and return the signed documents to me.

Sincerely,

/s/ Kimberly Burk

Kimberly Burk

Vice President, Human Resources

Intevac Inc.

Accepted and agreed:

/s/ James Moniz	10/29/14
James Moniz	Date